Response to Item 77I

Series 8 - Eaton Vance Ohio Municipal Income
Fund
The Fund began issuing Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.


Series 27 - Eaton Vance Rhode Island Municipal
Income Fund
The Fund began issuing Class I shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.